Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

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June 6, 2013	Chicago	Paris
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Milan

US Airways, Inc.

US Airways Group, Inc.

111 West Rio Salado Parkway

Tempe, Arizona

Re:	US Airways Pass Through Certificates, Series 2012-2C

Ladies and Gentlemen:

We have acted as special counsel to US Airways, Inc., a Delaware corporation (the “Company”), and US Airways Group, Inc., a Delaware corporation (the “Parent Guarantor”), in connection with the issuance of $100,000,000 aggregate principal balance of US Airways Pass Through Certificates, Series 2012-2C-O (the “Pass Through Certificates”), under the Pass Through Trust Agreement, dated as of December 21, 2010, between the Company and Wilmington Trust Company, as the pass through trustee (the “Pass Through Trustee”), as supplemented by Trust Supplement No. 2012-2C-O (the “Original Pass Through Trust Agreement”), and pursuant to (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 25, 2012 (Registration No. 333-181718) (as so filed and as amended, the “Registration Statement”), (ii) a base prospectus, dated May 25, 2012, included in the Registration Statement at the time it originally became effective, (iii) a preliminary prospectus supplement with respect to the Pass Through Certificates, dated May 22, 2013, filed with the Commission pursuant to Rule 424(b) under the Act, (iv) each document that the Company has identified as an “issuer free writing prospectus” (as defined in Rule 433 and Rule 405 under the Act), (v) a final prospectus supplement with respect to the Pass Through Certificates, dated May 22, 2013, filed with the Commission pursuant to Rule 424(b) under the Act, and (vi) an underwriting agreement with respect to the Pass Through Certificates, dated May 22, 2013, among Goldman, Sachs & Co., the Company, the Parent Guarantor and The Bank of New York Mellon, as depositary. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Pass Through Certificates.

June 6, 2013

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Parent Guarantor and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the general corporation law of the state of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Original Pass Through Trust Agreement constitutes a legally valid and binding obligation of the Company and the Pass Through Trustee, enforceable against the Company and the Pass Through Trustee in accordance with its terms, and each of the Pass Through Certificates has been validly issued and is entitled to the benefits provided by the Original Pass Through Trust Agreement.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to: (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (c) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (d) waivers of broadly or vaguely stated rights; (e) grants of setoff rights; (f) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety, and provisions purporting to waive modifications of any guaranteed obligations to the extent such modification constitutes a novation; (g) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (h) proxies and powers of attorney; (i) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property; (j) the creation, validity, attachment, perfection, or priority of any lien or security interest; (k) provisions for exclusivity, election or cumulation of rights or remedies; (l) provisions authorizing or validating conclusive or discretionary determinations; and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Original Pass Through Trust Agreement and the Pass Through Certificates (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company,

June 6, 2013

enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated as of the date hereof and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP